Exhibit 10.32

DIGITAL MUSIC GROUP, INC.

DIGITAL DISTRIBUTION AGREEMENT

Digital Music Group, Inc., a Delaware corporation with a place of business at 2151 River Plaza Drive, Suite 200, Sacramento, CA 95833 (“DMG”), and TufAmerica, Inc., a New York corporation. (d/b/a Tuff City and Night Train Music Group) with a place of business at 250 West 49th Street, Suite 705 New York, NY 10019 (“TufAmerica”) agree and enter into this Digital Distribution Agreement (“Agreement”) as of September 12, 2006 (“Effective Date”).

AGREEMENT

1. DEFINITIONS.

Capitalized terms used in this Agreement shall have the meanings set forth in this Section 1 or elsewhere herein. All definitions below or elsewhere in this Agreement apply to both their singular and plural forms, as the context may require.

“Closing” shall mean the Effective Date.

“Electronic Transmission” means any transmission to the consumer, whether interactive, non-interactive, on-demand, or near demand, of sound alone direct to consumer sales in any form, now known or later developed, including but not limited to telephonic, Internet, wireless, satellite or cable based streaming, telephonic, Internet, wireless, satellite, or cable based downloading, “cybercasts,” “webcasts,” multipoint distribution service, point-to-point distribution service, direct broadcast satellite, point-to-multipoint satellite, cable system, telephone system, Video over Internet Protocol, and any other form of electronic or digital transmission now known or hereinafter devised, whether to a computer, any form of audio playback device (including but not limited to set-top boxes, handheld playback units, and cellular phones), or to any digital home or personal entertainment system or unit, whether now known or later developed.

“Masters” means [*] master audio recordings comprised of vintage jazz, blues, funk, soul and “urban” recordings, including original recordings by Ray Charles and Queen Latifa (but specifically excluding any “sound alike” recordings), which, in TufAmerica’s reasonable opinion are of good commercial and musical quality, and which are owned or controlled, directly or indirectly by TufAmerica, or which are licensed to TufAmerica for Electronic Transmissions and Mobiletones for the Territory for the

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted provisions.

Term as of the Effective Date, including, without limitation, the rights to the copyrights therein as set forth in paragraph 2.1 herein below along with the rights to secure registrations in such copyrights for all media as set forth in paragraph 2.1 herein, whether now known or hereinafter discovered. The Masters shall be set forth in Exhibit A hereto which shall be amended from time to time to add additional Masters in connection with the delivery and acceptance of Masters as provided for herein. All accepted Replacement Masters shall be considered Masters. Notwithstanding the foregoing, the Masters shall include those master audio recordings identified on Schedule 1 hereto.

“Mobiletone(s)” means audio-visual ring tones, music ring tones, polyphonic (midi) ring tones, voice tones, mastertones, realtones, singtones or true tones in any format now known or hereinafter devised.

“Net Receipts” means the actual United States dollar amount actually received by DMG or any of DMG’s affiliates less only the following costs and fees incurred in connection with the Masters, (and Option Masters, if any): (a) transaction processing fees, such as credit card transaction fees and other electronic commerce processing, royalties or other fees, payable to or retained by unaffiliated third parties in connection with the Masters, and Option Masters, if any; (b) sales tax, if any; (c) returns and credits, including, but not limited to, those on account of defective merchandise, errors in billing, and errors in transmission, if any; (d) third party costs and fees incurred by DMG directly in connection with the sale, license or other commercialization of the Masters, and Option Masters, if any, (excluding DMG’s overhead and legal fees); and (e) union, guild or other third party fees pertaining to the Masters, and Option Masters, if any, (excluding publishing payments) that may be required by contract or the Copyright Act, if any; and (f) advertising and promotion costs to promote the Masters (and Option Masters , if any) which have been approved in advance by TufAmerica.

“Option Masters” means those [*] master audio recordings comprised of vintage jazz, blues, funk, soul and “urban” recordings, (but specifically excluding any “sound alike” recordings) which are owned or controlled, directly or indirectly by TufAmerica, or which are licensed to TufAmerica as of their delivery date, including, without limitation, the rights set forth in paragraph 2.1 herein below to the copyrights therein along with the rights to secure registrations in such copyrights for all media set forth in paragraph 2.1 herein below, whether now known or hereinafter discovered, which TufAmerica requires DMG to license pursuant to TufAmerica’s exercise of the Option as provided for in Section 11. The musical quality and the commercial prospects of the Option Masters shall be reasonably similar to the musical quality and commercial prospects of the Masters. All accepted Replacement Option Masters shall be considered Option Masters.

“Party” means either TufAmerica or DMG as the context requires and “Parties” means, collectively, TufAmerica and DMG.

“Territory” means the Universe.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted provisions.

2. GRANT OF DISTRIBUTION; DELIVERY OF MASTERS.

2.1 Distribution of Masters. Subject to all the terms and conditions of this Agreement (including without limitation DMG’s obligation to pay TufAmerica the Closing Payment pursuant to Section 4.2(a) and the reservations contained in paragraph 2.8 herein below) TufAmerica hereby grants to DMG an exclusive, irrevocable, sublicenseable (through one (1) or more tiers) right, during the Term, within the Territory for itself and to license others to do the same, to create, reproduce combine an entire Master, or Option Masters, if any, with material created or furnished by others for the purpose of creating digital compilations, edit into clips of shorter length for the purpose of creating Mobiletones, publicly perform, publicly display and digitally perform; advertise, sell, distribute (through one (1) or multiple tiers), lease, license or otherwise use and/or dispose of, through Electronic Transmissions or as Mobiletones, all of the following:

(a) The Masters, subject to this agreement; and

(b) The Option Masters, but only if TufAmerica exercises its Option.

2.2 License for Metadata and Artwork. TufAmerica hereby grants to DMG a non-exclusive, irrevocable, sublicenseable (through one (1) or more tiers) right, during the Term within the Territory, for itself and to license others to do the same, to use all album and promotional artwork, negatives, photographs, album covers and textual materials and name and likeness materials related to the Masters (and the Option Masters, if any) that is in TufAmerica’s possession or control and which have been previously released to the public by TufAmerica, (collectively, the “Artwork”) and all metadata supplied by TufAmerica associated with the Masters, (and the Option Masters, if any) as provided for in Section 2.4(c) (collectively, the “Metadata”).

2.3 Trademark License. TufAmerica hereby grants to DMG an non-exclusive, irrevocable, royalty-free, sublicenseable (through one (1) or more tiers) right, during the Term, within the Territory, for itself and to license others to do the same, to use the approved trademarks set forth on Exhibit C in connection with the advertising, marketing and promotion of the Masters, the Option Masters, if any, and DMG’s services, as set forth in this Agreement.

2.4 Delivery and Acceptance of Masters.

(a) At Closing, TufAmerica shall deliver the first group of Masters (“Group One Masters”) comprised of not less than [*] Masters, delivery of which is hereby acknowledged. Additionally, at Closing TufAmerica shall delivery no less than [*] percent ([*]%) of all complete and accurate Artwork and Metadata associated with the Group One Masters. The remaining Artwork and Metadata associated with the Group One Masters shall be delivered no later than [*] days thereafter.

(b) TufAmerica shall deliver the second group of Masters (“Group Two Masters”) comprised of [*] Masters designated by DMG and all associated Artwork and complete and accurate Metadata not later than [*] from Closing (the “Final Delivery Date”).

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted provisions.

(c) All Metadata shall be delivered in the form of Exhibit B or as otherwise instructed by DMG, and shall contain all information required for processing of the Masters by DMG (and the Option Masters, if any) including, without limitation, song title, artist name, songwriter and publisher information to the extent available. In addition, if available, TufAmerica shall include whether the Masters, and Option Masters, if any, are “original recording,” “live” or “original artist re-recording” as those terms are generally known in the U.S. music industry, and identification codes attributable to each unique song.

(d) All Masters (and the Option Masters) shall be delivered as a compact disc (CD) or in .wav file format, or as otherwise instructed by DMG.

2.5 Non Delivery. The failure of TufAmerica to fully deliver in accordance with this Section 2 all of the Masters and the Artwork and/or Metadata associated therewith by the Final Delivery Date shall not be deemed a breach of this Agreement and will not preclude TufAmerica from delivering any Option Masters. DMG’s sole remedy for TufAmerica’s failure to fully deliver all of the Masters and the Artwork and/or Metadata associated therewith shall be a pro rata reduction in the Advance and Licensing Fee payable to TufAmerica in connection with the undelivered Masters.

2.6 Time is of The Essence. Time is of the essence with regard to the delivery of the Masters (and the Option Masters) and the associated Metadata and Artwork as provided for herein.

2.7 Acceptance of Masters.

(a) Upon delivery of the Masters, Metadata and Artwork as provided for herein, DMG shall have twenty (20) business days (the “Examination Period”) to examine the Masters and associated Metadata and Artwork to determine that they are complete, in the proper format, and technically and mechanically fit, and are vintage jazz, blues, funk, soul, or “urban” recordings. At any time during the Examination Period, DMG shall send TufAmerica a notice indicating which, if any, of the Masters are not technically or mechanically fit or are not vintage jazz, blues, funk, soul, or “urban” recordings. (the “Examination Notice”). TufAmerica shall repair or replace the Masters identified in the Examination Notice with vintage jazz, blues, funk, soul or urban master audio recordings owned or controlled by TufAmerica as of the Effective Date of similar musical quality and commercial prospects (the “Replacement Masters”). If TufAmerica fails to provide a Replacement Master, or if DMG, in its sole opinion, rejects the offered Replacement Masters, DMG shall be entitled to a pro rata reduction in the Advance and Licensing Fee payable to TufAmerica.

(b) DMG’s failure to deliver an Examination Notice within the Examination Period shall be deemed DMG’s acceptance of the delivered Masters. Notwithstanding the foregoing, in the event DMG later discovers a Master to be technically and mechanically unfit, TufAmerica shall repair or replace such Master as provided for in Section 2.7(a).

2.8 Reserved Rights. Notwithstanding the foregoing, the following rights are reserved by TufAmerica:

(a) The physical distribution of pre-manufactured audio or audio-video product (e.g., vinyl records, cassettes, CDs, VHSs, and DVDs) of the Masters and Option Masters;

(b) the right to make and authorize third parties to make free thirty (30) second promotional streams and, with DMG’s prior written approval, which may be withheld in DMG’s sole discretion, free full length promotional streams or downloads of an entire recording of a Master or Option Master;

(c) the right to license the Masters and Option Masters, if any, to third parties for synchronization use in television, advertisements and motion pictures, regardless whether such television, advertisements and motion pictures are distributed or broadcast by Electronic Transmission. Additionally, TufAmerica shall have the right to license individual Masters or Option Masters for inclusion on third-party compilation records, including soundtracks (“Third Party Compilation”) and to permit the distribution and sale of the Masters or Option Masters as part of a Third Party Compilation, but not individually, by Electronic Transmission, provided that, subject to the payment to TufAmerica of the applicable royalties, DMG shall be entitled to all income derived from the distribution via Electronic Transmission of any Third Party Compilation, but only with respect to any Masters or Option Masters included therein. If TufAmerica receives any such payment of income, TufAmerica agrees to pay and account to DMG for such income pursuant to Section 4.1(c) and DMG shall have those audit rights as provided in Section 4.3.;

(d) The right to license the Masters or Option Masters in connection with the so-called brick and mortar “manufacture on demand” of phonorecords (even if the Masters are delivered to the manufacture on demand unit via Electronic Transmission prior to the embodiment in a phonorecord), provided that such rights granted by TufAmerica shall not include a delivery of a Master or Option Master by Electronic Transmission which is intended to result in a specifically identifiable reproduction of that Master or Option Master on a handheld digital playback unit, cellular phone or computer;

(e) Radio transmissions (whether analog or digital);

(f) The right to make derivative works;

(g) The right to collect monies payable by statute or collected by a performance rights organization, including, without limitation non-interactive webcasting, compulsory licensing and Audio Home Recording Act monies;

(h) The right to enter into agreements for foreground, background and airlines uses; and

(i) The right to make free full length streams of an entire recording of a Master or Option Master available from TufAmerica’s website in connection with a web based application which facilitates the synchronization licensing of sound recordings.

2.9 Approved Substitution of Masters. In connection with TufAmerica’s delivery of the Group Two Masters, TufAmerica may request DMG to accept other audio recordings owned or controlled, directly or indirectly by TufAmerica, or which are licensed to TufAmerica for Electronic Transmissions and Mobiletones for the Territory for the Term as of their delivery date in place of certain Group Two Masters. If DMG accepts such audio recordings they shall be considered Group Two Masters and TufAmerica shall be credited accordingly for their delivery.

3. OWNERSHIP.

Except for all rights and licenses granted to DMG pursuant to this Agreement, the Masters, and the Option Masters, and all intellectual property rights therein shall remain the exclusive property of TufAmerica and its suppliers.

4. PAYMENT TERMS.

4.1 Advances; Fees; Royalties; Fees to Third Parties; Royalty Tail

(a) Advances. DMG will pay TufAmerica a fully recoupable advance (“Advance”) against Royalties payable to TufAmerica under this or any other agreement in the amount up to [*] Dollars ($[*]), less any reductions pursuant to Section 2.4. The Advance is payable as set forth in Section 4.2.

(b) Licensing Fee. In addition to the Advance payable to TufAmerica, DMG will pay TufAmerica a non-recoupable licensing fee (“Licensing Fee”) up to [*] Dollars ($[*]). The Licensing Fee is payable as set forth in Section 4.2

(c) Royalties. DMG will pay TufAmerica, subject to recoupment of the Advance and any amounts due DMG pursuant to Sections 2.7, quarterly royalties (“Royalties”) equal to [*] percent ([*]%) of the Net Receipts. Subject to DMG’s right to recoupment, payments will be made on or before the end of the calendar quarter subsequent to the calendar quarter in which monies relating to the Royalties were actually received by DMG or any of DMG’s affiliates. TufAmerica acknowledges and agrees that other than the Advance, the Licensing Fee, the Royalties, the Additional Royalties, and all mechanical royalties payable to TufAmerica it will not be entitled to any additional fees or monies from DMG in connection with the digital public performance of the Masters. All payments made under this Agreement shall be paid in US dollars. If applicable, conversion of foreign currency to US dollars shall be made at the conversion rate existing in the US (as reported in the Wall Street Journal) on the last business day of the applicable quarter in which such payment accrued.

(d) Additional Royalties. In addition to the Royalties, DMG will pay TufAmerica additional quarterly royalties (the “Additional Royalties”) equal to [*] percent ([*]%) of the Net Receipts. For the avoidance of doubt, the Additional Royalties are not subject to recoupment. Payments of Additional Royalties will be made on or before the end of the calendar quarter subsequent to the calendar quarter in which monies relating to the Additional Royalties were actually received by DMG or any

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted provisions.

of DMG’s affiliates. TufAmerica shall account directly to any artist for the Additional Royalties, as provided for in the agreements between TufAmerica and artists, and shall, during the Term, provide DMG with copies of the applicable royalty or accounting statements. In the event TufAmerica fails to account directly to any artist for the Additional Royalties or fails, and continues to fail, to provide DMG with copies of the applicable royalty or accounting statements DMG shall have the option to, on TufAmerica’s behalf, pay the Additional Royalties directly to the artists.

(e) Fees to Third Parties. TufAmerica is solely responsible and DMG will have no responsibility or liability for any royalties (excluding mechanical royalties, which shall be the responsibility of DMG and/or DMG’s licensees) and fees payable to any third party participant in the Masters, or Option Masters including but not limited to any Artists, or producers. DMG shall be responsible for payment of mechanical royalties and TufAmerica shall deliver to DMG all publishing information, including the applicable mechanical royalty rate, including the terms of any controlled composition clauses, and payee information for each Master and Option Master delivered as provided for herein. If TufAmerica is responsible for issuing mechanical licenses at the statutory rate at the time of sale and within generally accepted industry standards for Digital Phonorecord Delivery (“DPD”) for any of the Masters or Option Masters, upon request TufAmerica agrees to issue DMG mechanical licenses for DPD for the applicable Masters or Option Masters.

(f) Blocked Countries. Unless otherwise agreed to in writing by the Parties, in the event that any Royalties or Additional Royalties result from monies received in countries with blocked currency or funds, then DMG agrees to deposit the Royalties or Additional Royalties in an account reasonably designated by TufAmerica in such blocked country in accordance with the payment terms set forth herein.

(g) Security Interest. TufAmerica’s right to receive Royalty or Additional Royalty payments pursuant to this Agreement (the “Collateral”) is irrevocably granted, assigned and transferred to DMG as collateral security for payment of all amounts which DMG is entitled to collect and/or charge against TufAmerica hereunder. This is a security agreement. Contemporaneously with the execution of this Agreement, TufAmerica authorizes DMG to file a UCC-1 financing statement covering all the Collateral, to enable DMG to perfect its security interest in the Collateral. The following event or condition shall constitute an Event of Default by TufAmerica under this Agreement: (i) the filing of a petition by or against TufAmerica under the provisions of the Bankruptcy Code; or (ii) the dissolution of TufAmerica. Only upon the occurrence of an Event of Default, DMG shall have and may exercise all rights and remedies accorded to secured party by the New York and/or California Uniform Commercial Code.

4.2 Payment of Advance and Fee. Subject to the provisions of Sections 2.5 and 2.7, the Advance and Fee shall be payable as set forth below. All amounts payable pursuant to this Section 4.2 shall be paid in the form of a certified check or by wire transfer initiated by DMG on the date payment is due, as requested by TufAmerica.

(a) At Closing DMG shall pay TufAmerica Six Hundred Thousand Dollars ($600,000) (the “Closing Payment”) comprised of [*] Dollars ([$*]) in Advances, and [*] Dollars ([$*]) in Licensing Fees. At the conclusion of the Due Diligence Period, and if DMG has not delivered to TufAmerica a Cancellation Notice, DMG shall pay TufAmerica [*] Dollars ([$*]), comprised of [*] Dollars ([$*]) in Advances, and [*] Dollars ([$*]) in Licensing Fees. [*] Dollars ([$*]) of the Closing Payment (the “Escrow Monies”) shall be released to TufAmerica from escrow pursuant to that certain October 19, 2005 Escrow Agreement between DMG and TufAmerica (the “Escrow”). Concurrent with the execution of this Agreement, DMG shall execute and deliver a letter of authorization in the form of Exhibit D directing the Escrow agent to release the Escrow Monies to TufAmerica.

(b) Upon delivery and acceptance pursuant to Section 2.7 of the Group Two Masters and all associated Artwork and Metadata, DMG shall pay TufAmerica [*] Dollars ([$*]), comprised of [*] Dollars ([$*]) in Advances, and [*] Dollars ([$*]) in Licensing Fees. If TufAmerica delivers and DMG accepts any of the Group Two Masters earlier than the Final Delivery Date, DMG shall pay TufAmerica, [*] Dollars ([$*]) per Master, of which [*] Dollars ([$*]) is an Advance and [*] Dollars ([$*]) is in Licensing Fees. Masters in Group Two delivered earlier than the Final Delivery Date shall be delivered in batches of no less than two thousand Masters.

4.3 Audit Rights. During the Term and for two (2) years from the date of each Royalty payment hereunder, DMG agrees to keep complete and accurate records of monies received by DMG reasonably necessary to calculate and verify the Royalty and Additional Royalty payments made to TufAmerica under this Section 4. TufAmerica shall have the right, through an independent, certified public accountant or attorney reasonably acceptable to DMG, to audit such records at the place of business where such records are customarily kept solely in order to verify the accuracy of the Royalty and Additional Royalty payments actually made under this Agreement by DMG to TufAmerica. Such independent, certified public accountant or attorney shall execute an appropriate confidentiality agreement provided by DMG prior to conducting any audit. Such audits may be exercised once per year during the Term and any Renewal Term during normal business hours, upon thirty (30) days’ advance written notice. TufAmerica shall bear the full cost of all audits. If an audit undertaken by TufAmerica reveals an underpayment of five percent (5%) or more of royalties due then DMG shall reimburse TufAmerica reasonable audit costs. TufAmerica and its auditors may not disclose any information obtained during any audit, and all such information shall be considered DMG Confidential Information (as defined in Section 9 below), except to the extent necessary for TufAmerica to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law, subject to the requirements in Section 9 below with respect to any such disclosure. If any amounts are determined to be due and owing by DMG to TufAmerica pursuant to this Section 4.3 and are not subject to a good faith dispute by DMG, such amounts shall be paid to TufAmerica by DMG within fifteen (15) business days of written notice thereof.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted provisions.

5. POST CLOSING DUE DILIGENCE.

(a) TufAmerica and its employees, representatives and agents shall cooperate fully with DMG in post-closing due diligence and devote their time and attention to DMG and its representatives as is necessary for DMG to obtain a thorough understanding of the Masters and Option Masters, including their content, condition and history of acquisition by TufAmerica. This shall include responding on a timely basis to requests by DMG to make all materials and documents requested by DMG available regarding the Masters and Option Masters and making access thereto (the “Due Diligence Materials”) available to DMG, and obtaining and providing background and descriptive information about the Masters and Option Masters for its due diligence investigation commencing on Closing and continuing for a period not to exceed seventy five (75) days (the “Due Diligence Period”).

(b) At any time during the Due Diligence Period, DMG may elect not to go forward with this transaction and cancel the Agreement. In the event DMG elects to cancel this Agreement, DMG shall transmit to TufAmerica a notice of its election to cancel this Agreement (the “Cancellation Notice”).

(c) Upon cancellation of this Agreement as provided for in Section 5(b), all rights and obligations of the parties shall terminate, including, without limitation, all rights granted in and to the Masters, the obligation of TufAmerica to make delivery of any Masters or Option Masters and the obligation of DMG to pay to TufAmerica any additional Advances or Licensing Fees, and DMG shall return to TufAmerica all Masters, Metadata and Artwork. TufAmerica shall return to DMG all Advances or Fees in excess of Six Hundred Thousand Dollars ($600,000).

(d) DMG shall not process nor commercially exploit the Masters in any fashion until the end of the Due Diligence Period or when DMG informs TufAmerica that its review of the Due Diligence Materials is complete, whichever is earlier.

6. REPRESENTATIONS AND WARRANTIES. TufAmerica hereby represents and warrants to DMG all of the following: (a) TufAmerica is duly organized and validly existing under the laws of its state of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (b) TufAmerica is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and any person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; (c) This Agreement is legally binding upon TufAmerica and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity whether enforceability is considered a proceeding at law or equity; (d) throughout the term and for the Territory TufAmerica owns or has the rights granted herein in and to the Masters, Metadata and Artwork and all intellectual property rights thereto, or if licensed by TufAmerica, all necessary rights and licenses to grant the licenses and rights granted to DMG under this Agreement; (e) throughout the term and for the Territory TufAmerica shall, at the time of delivery, own or has therights granted herein in and to the Option Masters, Metadata and Artwork and all intellectual property rights thereto, or if licensed by TufAmerica, all necessary rights and licenses to grant the licenses and rights granted to DMG under this Agreement; (f) The Masters, Option Masters, Metadata and Artwork are delivered free and clear from all liens and encumbrances; (g) The Masters, Option Masters, Metadata and Artwork are technically satisfactory; (h) Neither the Masters, Option Masters Metadata, Artwork or Trademarks infringe or misappropriate any patent, trademark, copyright, trade secret know-how, moral rights or other intellectual property rights of any third party; (i) As of the Effective Date of this Agreement, there is no pending or threatened claim or liability against Licensor arising out of or relating to the Masters, Additional Masters or Option Masters or claim that the Masters, Additional Masters or Option Masters infringe or misappropriate any patent, trademark, copyright, trade secret know-how, moral rights or other intellectual property rights of any third party; (j) There is no notice or consent requirement in connection with the execution and delivery of this Agreement by TufAmerica and/or the consummation or performance of any of the transactions contemplated in this Agreement; and (k) There are no contracts which prohibit TufAmerica from licensing to DMG all of the rights granted hereunder.

7. INDEMNIFICATION.

7.1 Indemnity.

(a) Each party (the “Indemnifying Party”) will indemnify, defend and hold harmless the other party and its affiliates and their respective officers, directors, shareholders, employees and agents (the “Indemnified Party”) from and against any and all losses, liabilities, claims, obligations, costs and expenses (including reasonable attorneys’ fees), which result from or arise in connection with or are related in any way to any claim, which if true, would result in a breach by the Indemnifying Party of this Agreement, including but not limited to any breach by the Indemnifying Party of any of its representations and warranties set forth herein. If a third party asserts any claim or allegation which, if proven, would constitute a breach by the Indemnifying Party of any of its representations and warranties set forth in this Agreement, the Indemnifying Party shall be promptly notified of such claim by the Indemnified Party. The Indemnifying Party shall be entitled to assume direction and control of the defense of the claim (including the employment of counsel, who shall be reasonably satisfactory to the Indemnified Party) and the payment of expenses. The Indemnified Party shall use commercially reasonably efforts to cooperate as requested in the defense of the claim. The Indemnified Party shall have the right to employ, at its own expense, separate counsel in any such action or claim and to participate in the defense thereof. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such proceeding. If the Indemnifying Party does not assume the defense of any claim, the Indemnified Party shall be entitled to assume defense of any such claim, The Indemnifying Party shall use commercially reasonable efforts to cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all witnesses, records, material and information in the Indemnifying Party’s possession or control as reasonably requested by the Indemnified Party.

(b) In the event DMG is the Indemnified Party, in addition to any other rights or remedies it may have, DMG shall have the right to withhold from any payments otherwise due to TufAmerica, dollar for dollar, for amounts due to DMG in respect of such indemnification, which may include, but is not limited to, an amount equivalent to that claimed or sued for, plus reasonably anticipated attorney’s fees and costs relating thereto. Any amount so withheld shall be credited to TufAmerica’s account (after deduction of any amounts DMG may retain pursuant to this Section 7.1) when any action has been finally settled or fully adjudicated and the judgment satisfied, or the statute of limitations on such claim has run.

7.2 Notification of Claims. In the event DMG receives a notice or claim from a third party (a “Third Party Infringement Claim”) that, if true, would result in a breach by TufAmerica of its representations and warranties, including, but not limited to the representations and warranties in Sections 6(d), 6(e) or 6(g) above, DMG will provide TufAmerica with a copy of the Third Party Infringement Claim. If, in DMG’s sole opinion, compliance with the Third Party Infringement Claim requires removing one or more Masters or Option Masters from distribution, DMG, in addition to all other remedies available, may remove said Master(s) and shall be entitled to a pro rata reduction in the Advance and Licensing Fee payable to TufAmerica. If TufAmerica has already been paid the Advance in full, DMG shall be entitled to offset against any one or more payments due TufAmerica, dollar for dollar, for the amounts due to DMG in respect of such reduction.

8. LIMITATION OF LIABILITY.

WITH THE EXCEPTION OF THE PARTIES INDEMNITY OBLIGATION PURSUANT TO SECTION 7 HEREIN, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR, LOST PROFITS, DATA OR BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE). EITHER PARTY’S TOTAL AND CUMULATIVE LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT WILL IN NO EVENT EXCEEDS THE SUM TOTAL OF THE ADVANCE, LICENSING FEE AND ROYALTIES PAID BY DMG TO TUFAMERICA HEREUNDER. THE LIMITATIONS SET FORTH IN THIS SECTION 8 WILL APPLY EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

9. CONFIDENTIALITY.

Each Party shall hold in confidence the financial terms of this Agreement and all materials or information disclosed to it in confidence hereunder (“Confidential Information”) which are marked as confidential or proprietary, or if disclosed verbally, reduced to writing and marked confidential within thirty (30) days after the date of disclosure. Each Party agrees to take precautions to prevent any unauthorized disclosure or use of Confidential Information consistent with precautions used to protect such Party’s own confidential information, but in no event less than reasonable care. The obligations of the Parties hereunder shall not apply to any materials or information which a party can demonstrate, through documented evidence (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information as evidenced by its records; (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; (d) is independently developed by the receiving party without use of any Confidential Information; or (e) is the subject of a written permission to disclose provided by the disclosing party. Notwithstanding any other provision of this Agreement, disclosure of Confidential Information shall not be precluded if such disclosure is reasonably necessary in connection with regulatory filings (including filings with the SEC) and complying with a court order, governmental regulations, or any applicable law; provided, however, that the responding Party shall first have given notice to the other Party hereto in order that such other Party may obtain a protective order requiring that the Confidential Information so disclosed be used only for which the order was issued and the responding Party uses reasonable efforts to have such information be treated as confidential and under seal.

In the event of any breach of this Section 9, the Parties agree that the non-breaching party will suffer irreparable harm for which money damages would be an inadequate remedy. Accordingly, the non-breaching party shall be entitled to seek injunctive relief, in addition to any other available remedies at law or in equity.

10. TERM AND TERMINATION.

10.1 Term. The term (“Term”) of this Agreement will be perpetual, unless and until terminated pursuant to Sections 5(b) and 10.2.

10.2 Termination.

(a) Either Party may terminate this Agreement upon the occurrence of any of the following: (1) upon or after the bankruptcy, insolvency, dissolution or winding up of the other Party; or (2) upon or after the breach of any material provision of this Agreement by the other Party if the breaching Party has not cured such breach within ten (10) days after written notice thereof by the non-breaching Party. The Parties agree, however, that, in the case of any threat of breach of any terms or conditions of this Agreement, the non breaching party may take any appropriate legal action, including without limitation action for injunctive relief, consisting of orders temporarily restraining and preliminarily and permanently enjoining such actual or threatened breach.

10.3 Effect of Expiration or Termination.

(a) Upon the expiration or termination of this Agreement, all rights under the licenses granted hereunder shall automatically terminate, provided however, that expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Notwithstanding the foregoing, in the event this Agreement is terminated due to a material breach by TufAmerica, DMG shall be relieved of any further obligations under this Agreement with respect to the Masters and/or Option Masters not theretofore delivered to, accepted by DMG, and for which the applicable Advance and Licensing Fee have been paid in accordance with the provisions hereof, including the obligation to pay

TufAmerica any Advance or Licensing Fee then unpaid, and all Masters, and Option Masters (and associated Artwork and Metadata) theretofore delivered to and accepted by DMG shall remain licensed to DMG in perpetuity and DMG shall continue to enjoy the rights granted to it pursuant to Section 2 provided DMG continues to pay TufAmerica Royalties and Additional Royalties as provided for herein. Within thirty (30) days following the expiration or termination of this Agreement, except to the extent and for so long as a Party is entitled to retain rights licensed under this Agreement, each Party shall deliver to the other Party any and all Confidential Information, and any copies thereof, of the other Party in its possession, except that the Party will be entitled to retain one (1) copy of all documents in its legal archives for the sole purpose of monitoring its compliance with its confidentiality obligations hereunder.

10.4 Survival. Sections 1, 2, 3, 4.3 (for the term set forth therein), 6-10 and 12-14 shall survive expiration or termination of this Agreement.

11. OPTION TERMS.

11.1 Option Terms. As additional consideration for the license granted by TufAmerica to DMG, DMG hereby grants TufAmerica an exclusive, irrevocable Option (the “Option”) for a period of fifteen (15) months from the Effective Date (the “Option Period”) to require DMG to acquire the Option Masters. TufAmerica may exercise the Option, if at all, at one or more times during the Option Period, but only after delivery and acceptance of all of the Masters that are delivered by TufAmerica and accepted by DMG, by delivering to DMG a written notice (the “Option Notice”) stating that TufAmerica is prepared to deliver to DMG Option Masters and all associated Metadata and Artwork and identifying the Option Masters to be delivered. If TufAmerica fails to exercise its Option during the Option Period, the Option shall, without notice, expire.

11.2 Delivery of Option Masters.

(a) DMG shall acknowledge in writing receipt of the Option Notice (the “Acknowledgement”). Upon receipt of the Acknowledgement, TufAmerica shall have five (5) days to deliver the Option Masters and their associated Metadata and Artwork;

(b) Upon any failure of TufAmerica to fully deliver in accordance with Section 2 herein any one Option Master, or the associated Artwork and/or Metadata, or upon any breach by TufAmerica of Section 6 herein with respect to any Option Master, in addition to all other remedies available to DMG under this Agreement and at law, DMG shall be entitled to a pro rata reduction in the Advance and Licensing Fee payable to TufAmerica.

11.3 Acceptance of Option Masters.

(a) Upon delivery of the Option Masters as provided for herein, DMG shall have twenty (20) business days (the “Option Masters Examination Period”) to examine the Option Masters to determine (i) that they and the associated Metadata and Artwork are complete, in the proper format, and technically and mechanically fit, (ii) are vintage jazz, blues, funk, soul, or “urban” recordings; and, with respect to Option Masters that were not were not owned or controlled by TufAmerica as of the

Closing (the “Post Closing Option Masters”) (iii) are reasonably similar in commercial and musical quality to the commercial and musical quality of the Masters. At any time during the Examination Period, DMG shall send TufAmerica a notice indicating which, if any, of the Option Masters are not technically or mechanically fit, are not vintage jazz, blues, funk, soul, or “urban” recordings, and/or which of the Post Closing Optin Masters are not reasonably similar in commercial or musical quality to the Masters. (the “Option Masters Examination Notice”). TufAmerica may repair or replace the Option Masters identified in the Option Master Examination Notice with master audio recordings owned or controlled by TufAmerica (the “Replacement Option Masters”). Where DMG rejects a Post Closing Option Master on the ground that is not reasonably similar in commercial or musical quality to the Masters, TufAmerica may substitute a Replacement Option Master only with DMG’s prior approval. If DMG approves a Replacement Option Master it shall be deemed accepted by DMG and considered an Option Master. If DMG rejects the offered Replacement Option Master on grounds that it is not reasonably similar in commercial or musical quality to the Masters, those Replacement Option Masters shall be subject to the performance requirements in Section 11.5. If TufAmerica fails to provide a Replacement Option Master within thirty (30) days of the Option Master Examination Notice, or if DMG rejects the offered Replacement Option Masters for grounds other than its commercial or musical quality, subject to TufAmerica’s right to repair or replace such Replacement Option Masters, DMG shall be entitled to a pro rata reduction in the Advance and Licensing Fee payable to TufAmerica.

(b) DMG’s failure to deliver an Option Masters Examination Notice within the Option Master Examination Period shall be deemed DMG’s acceptance of the Option Masters. Notwithstanding the foregoing, in the event DMG later discovers an Option Master to be technically and mechanically unfit, TufAmerica shall repair or replace such Option Master as provided for in Section 11.3(a).

11.4 Option Payment. Upon delivery and acceptance of all the Option Masters and associated Metadata and Artwork DMG shall pay TufAmerica as follows:

(a) Advances. DMG will pay TufAmerica an Advance against Royalties in the amount of [*] Dollars ($[*]), less any reductions as provided for herein.

(b) Licensing Fee. In addition to the Advance payable to TufAmerica, DMG will pay TufAmerica a Licensing Fee of [*] Dollars ($[*]).

(c) Early Delivery. If TufAmerica delivers and DMG accepts any of the Option Masters in blocks of less then all the Option Masters earlier than the last day of the Option Period or if TufAmerica delivers and DMG accepts less than all of the Option Masters, DMG shall pay TufAmerica, [*] Dollars ($[*]) per Option Master, of which [*] Dollars ($[*]) is an Advance and [*] Dollars ($[*]) is in Licensing Fees. Option Masters delivered earlier than the last day of the Option Period shall be delivered in blocks of no less than [*] Masters.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted provisions.

(d) Holdback. In the event DMG rejects any Option Master or Replacement Option Master on the grounds that it is not reasonably similar in commercial or musical quality to the Masters, DMG shall be entitled to hold back that portion of the Advance and Licensing Fee that otherwise would have been payable to TufAmerica (the “Holdback”).

(e) Royalties. The royalty provisions of Sections 4.1(c) and (d) shall be applicable to Net Receipts resulting from any exploitation of the Option Masters.

11.5 Performance Requirement. In the event DMG contends that any Option Master(s) or Replacement Option Master(s) are not reasonably similar in commercial or musical quality to the Masters or any accepted Option Masters (the “Challenged Option Masters”) and TufAmerica disagrees with DMG’s contention, DMG shall process and offer for sale all Challenged Option Masters in a manner similar to the Masters and accepted Option Masters. Within six (6) months from the date a Challenged Option Master is first made available to consumers as an Electronic Transmission, if consumer purchases of Electronic Transmissions of the Challenged Option Master are at least ninety percent (90%) of the average number of consumer purchases of Electronic Transmissions of the Masters and any accepted Option Masters during the same six (6) month period, said Challenged Option Masters shall be deemed accepted by DMG and DMG shall pay TufAmerica the Holdback associated with such Challenged Option Masters. However, if consumer purchases of Electronic Transmissions of the Challenged Option Master are not at least ninety percent (90%) of the average number of consumer purchases of Electronic Transmissions of the Masters and any accepted Option Masters DMG shall be entitled to reject the Challenged Option Master. Subject to the provisions of this Section 11, TufAmerica shall have thirty (30) days to replace said Challenged Option Master. In the event TufAmerica fails to replace the Challenged Option Master DMG shall be entitled to deduct that portion of the Advance and Licensing Fee for that Challenged Option Master from the Holdback. The royalty provisions of Sections 4.1(c) and (d) shall be applicable to Net Receipts resulting from any exploitation of any Challenged Option Master.

11.6 Option Master Due Diligence. Upon delivery of any Option Masters or Replacement Option Masters, or any Group Two Master whose Due Diligence Materials were not provided in connection with the post-closing due diligence provided in Section 5, TufAmerica and its employees, representatives and agents shall cooperate fully with DMG in due diligence and devote their time and attention to DMG and its representatives as is necessary for DMG to obtain a thorough understanding of the foregoing Masters and Option Masters, including their content, condition and history of acquisition by TufAmerica. This shall include responding on a timely basis to requests by DMG to make all materials and documents requested by DMG available regarding said Masters and Option Masters and making access thereto available to DMG, and obtaining and providing background and descriptive information about the Masters and Option Masters for its due diligence investigation.

11.7 Upon TufAmerica’s exercise of the Option, and conditioned upon DMG’s compliance with section 12.2, DMG shall be granted the rights provided for in Section 2 with respect to the Option Masters.

12. INSURANCE If, during the Term, TufAmerica acquires an Errors and Omission insurance policy and/or other insurance policies that would cover any of the liabilities for which TufAmerica has an obligation to indemnify DMG, TufAmerica shall name DMG as additional insured under said policies and shall, within a reasonable time, provide DMG with certificates of insurance verifying coverage and will state that the insurance carrier will give DMG thirty (30) days notice of any insurance cancellation, failure to renew at expiration or material alteration.

13. PUBLICITY.

Neither party will issue a press release or release publicly any information relating to this Agreement or the underlying transaction, except with the others prior written consent, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, either party shall have the right to make accurate, non-derogatory statements concerning the existence and general scope of this Agreement.

14. MISCELLANEOUS.

14.1 Governing Law and Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to its conflicts of laws provisions and without applying the United Nations Convention on Contracts for the International Sale of Goods. The sole jurisdiction and venue for actions related to the subject matter of this Agreement shall the state and federal courts located in Sacramento County, California, USA; provided, however, that either Party may seek injunctive relief and to enforce judgments in any court of competent jurisdiction. Both Parties consent to the jurisdiction of such courts and each agree that process may be served in the manner provided herein for giving notices or otherwise as allowed state or U.S. federal law. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys’ fees.

14.2 Assignment. This Agreement may not be assigned in whole or in part by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld, unless such assignment is made (a) to a parent corporation or a wholly-owned subsidiary or affiliate or (b) to an entity which acquires all or substantially all of a Party’s business assets, in which case this Agreement is freely assignable. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be null and void.

14.3 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.

14.4 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

14.5 Notice. All notices and other communications provided for hereunder shall be in writing and shall be delivered personally or by first class mail, addressed as follows:

If to DMG, addressed to:

Digital Music Group, Inc.

2151 River Plaza Drive

Sacramento, California 95833

Facsimile: (916) 239-6019

Attention: Mitchell Koulouris

with a copy to:

Weintraub Genshlea Chediak

400 Capitol Mall, 11th Floor

Sacramento, CA 95814

Attention: Scott Hervey

Telephone: (916) 558-6065

Facsimile: (916) 446-1611

Email: shervey@weintraub.com

If to TufAmerica, addressed to:

Tufamerica, Inc.

250 West 49th Street

Suite 705

New York, NY 10019

Attn: Jeff Gandel

with a copy to:

Selverne, Mandelbaum & Mintz, LLP

1775 Broadway, Suite 2300

New York, NY 10019

Attention: Michael Selverne, Esq.

Either Party may by like notice specify or change an address to which notices and communications shall thereafter be sent. Notices sent by mail shall be effective upon receipt. Notices given personally shall be effective when delivered.

14.6 Independent Contractors. It is expressly agreed that DMG and TufAmerica shall be independent contractors. Neither the entering into, nor the performance of this Agreement, shall create any partnership, joint venture, agency, or employer-employee relationship between the Parties. Neither Party has the authority to make any statement, representations or commitments of any kind on behalf of the other, or to take any action that is binding on the other Party, without the prior written consent of the other Party.

14.7 Entire Agreement; Amendment. This Agreement (including all exhibits attached hereto) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

14.8 Headings. The captions to the several sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several sections hereof.

14.9 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

14.10 Counterparts. This Agreement may be executed by counterparts, of which shall be deemed to be originals but both of which shall constitute one and the same Agreement. Facsimile signatures shall be deemed to have the same effect as their originals.

IN WITNESS WHEREOF, the parties have executed this Digital Distribution Agreement as of the Effective Date.

DIGITAL MUSIC GROUP, INC.		TUFAMERICA, INC.

By:	/s/ Mitchell Koulouris	By:	/s/ Jeff Gandel
Its:	President and CEO	Its:

Exhibit A

Digital Distribution Agreement

Digital Musci Group, Inc. and TufAmerica, Inc.

[*]

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B

(Metadata)

Metadata and Materials Requirements

	Audio	Video

Metadata Required For a Track (Audio) or Episode (Video):

•      Track Name

•      Track Artist (if different from Album Artist)

•      Publisher(s) and publisher splits (if available)

•      Songwriter(s) and songwriter splits (if available)

•      ISRC (if available)

•      Territory Rights, if any (if at a track level)

•      pointer to Audio File (physical location or digital file location)

• Season number • Episode number • Episode name (if any) • Air date (if any) • Guest Star(s) (if any) • Episode Recap (if any)
Meta-Data Required for an Album (Audio) or Program (Video):

•      Album Title

•      Album Artist

•      pointer to Album Artwork File

•      Schedule of Tracks for Album

•      UPC (if available)

•      Genre (if available)

•      Territory Rights if any, (if at an album level)

•      Label Name (if different from catalog owner)

• Program Title • Production Company • Creator • Director • Star • Co-Star(s) • Genre

Materials Requirements:

Delivered on Audio Compact Disks created under Red Book format specifications or;

Uncompressed audio on hard disk in .WAV format at CD-quality audio (44.1 kHz, 16-bit stereo); or as otherwise agreed to by the parties..

MPEG-2

Video

•      16mbit/sec MPEG-2

•      640x480 NTSC 29.97

•      4:2:0 color space long open GOP (15) Progressive (if interlaced, top field first)

Audio

•      MPEG-1 Layer II 384kbit/sec

•      Stereo, Mixed into program stream

Beta SP (Digital or Analog)

Artwork:	Delivered as hard copies as part of Compact Disk album package(s) or; Uncompressed graphics files on hard disk in .TIF format at 100% size and 300 dpi resolution.	Delivered as hard copies as part of DVD package(s) or; Uncompressed graphics files on hard disk in .TIF format at 100% size and 300 dpi resolution.

File Format:	Excel Spreadsheet or SQL Server Database	Excel Spreadsheet or SQL Server Database

Exhibit C

(Trademarks)

TUFF CITY RECORDS

NIGHT TRAIN INTERNATIONAL

TUFAMERICA

Exhibit D

(Letter of Authorization)

August 12, 2006

VIA FACSIMILE (212) 259-3910

AND U.S. MAIL

Selverne, Mandelbaum & Mintz, LLP

Whitney Broussard, Esq.

1775 Broadway, Suite 2300

New York, NY 10019

RE:	LETTER OF AUTHORIZATION

Mr. Broussard:

Pursuant to Section 3.1(a) of that certain October 19, 2005 Escrow Agreement (“Escrow Agreement”) between Digital Music Group, Inc. (“DMG”) and TufAmerica, Inc. (“TufAmerica”), DMG hereby instructs Selverne, Mandelbaum & Mintz, LLP as escrow agent to release to TufAmerica all Escrow Funds, as that term is defined in the Escrow Agreement. Please provide DMG with notice that these instructions have been complied with, including notice of the total amount released to TufAmerica.

Thank you for your cooperation.

Very truly yours,

/s/ Mitchell Koulouris
Mitchell Koulouris Digital Music Group, Inc.

cc: Jeff Gandel (via facsimile: 212-586-1081)